AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made as of __________, 2014, by and between FundX Investment Trust, a Delaware statutory trust (the “FundX Investment Trust”), on behalf of its separate investment series listed on Schedule A (the “Acquiring Funds”) and Professionally Managed Portfolios, a Massachusetts business trust (“PMP”), on behalf of its separate investment series listed on Schedule A (the “Acquired Funds” and, together with the Acquiring Funds, the “Funds”).  FundX Investment Group, the investment adviser to the Acquiring Funds and the Acquired Funds, is a party to this Agreement solely for purposes of paragraph 8.2.  All agreements, representations, actions and obligations described herein made or to be taken or undertaken by the Acquiring Funds are made and shall be taken or undertaken by the FundX Investment Trust on behalf of the Acquiring Funds and all agreements, representations, actions and obligations described herein made or to be taken or undertaken by the Acquired Funds are made and shall be taken or undertaken by PMP on behalf of the Acquired Funds.

This Agreement is intended to be and is adopted as a “plan of reorganization” within the meaning of Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the “Code”).  The reorganization will consist of the transfer of all of the assets of each of the Acquired Funds to its corresponding Acquiring Fund in exchange solely for shares of beneficial interest of the corresponding Acquiring Fund (the “Acquiring Fund Shares”), the assumption by each Acquiring Fund of all liabilities of the corresponding Acquired Fund, and the distribution of the Acquiring Fund Shares to the shareholders of each corresponding Acquired Fund in redemption of all outstanding Acquired Fund Shares (as defined below) and in complete liquidation of each of the Acquired Funds, all upon the terms and conditions hereinafter set forth in this Agreement (the “Reorganization”).

WHEREAS, the Acquiring Funds and the Acquired Funds are (or will by the Effective Time, as defined in paragraph 3.1) each separate investment series of registered open-end management investment companies, and the Acquired Funds own securities which are assets of the character in which the Acquiring Funds are permitted to invest; and

WHEREAS, the Acquired Funds and the Acquiring Funds are each authorized to issue their shares of beneficial interest; and

WHEREAS, the Board of Trustees of the FundX Investment Trust has determined, with respect to each of the Acquiring Funds, that: (1) participation in the Reorganization is in the best interests of each of the Acquiring Funds and their shareholders, and (2) the interests of the existing shareholders of each of the Acquiring Funds would not be diluted as a result of the Reorganization; and

WHEREAS, the Board of Trustees of PMP has determined, with respect to each of the Acquired Funds, that: (1) participation in the Reorganization is in the best interests of each of the Acquired Funds and their shareholders, and (2) the interests of the existing shareholders of each of the Acquired Funds would not be diluted as a result of the Reorganization.

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter set forth, the parties hereto covenant and agree as follows:

1.	THE REORGANIZATION AND FUND TRANSACTIONS

1.1.  The Reorganization.  Subject to the terms and conditions herein set forth and on the basis of the representations and warranties contained herein, at the Effective Time (as defined in paragraph 3.1), PMP shall assign, deliver and otherwise transfer the Assets (as defined in paragraph 1.2) of each of the Acquired Funds to the corresponding Acquiring Fund, and FundX Investment Trust shall assume the Liabilities (as defined in paragraph 1.3) of each of the Acquired Funds on behalf of the Acquiring Funds.  In consideration of the foregoing, at the Effective Time, each of the Acquiring Funds shall deliver to the corresponding Acquired Fund full and fractional Acquiring Fund Shares (to the third decimal place).  The number of Acquiring Fund Shares to be delivered shall be determined as set forth in paragraph 2.3.

1.2.  Assets of the Acquired Funds.  The assets of each Acquired Fund to be acquired by the corresponding Acquiring Fund shall consist of all assets and property, including, without limitation, all cash, cash equivalents, securities, receivables (including securities, interests and dividends receivable), commodities and futures interests, rights to register shares under applicable securities laws, any deferred or prepaid expenses shown as an asset on the books of each respective Acquired Fund at the Valuation Time, books and records of each Acquired Fund, and any other property owned by the Acquired Funds at the Valuation Time (collectively, the “Assets”).

1.3.  Liabilities of the Acquired Funds.  Each Acquired Fund will use commercially reasonable efforts to discharge all of its known liabilities and obligations prior to the Valuation Time consistent with its obligation to continue to pursue its investment objective and strategies in accordance with the terms of its prospectus.  Each Acquiring Fund will assume all of its corresponding Acquired Fund’s liabilities and obligations of any kind whatsoever, whether known or unknown, absolute, accrued, contingent or otherwise (including any amounts FundX Investment Group may be entitled to recoup from the Funds due to any expenses paid or advisory fees waived prior to the Proposed Reorganizations pursuant to the Operating Expense Limitation Agreement dated August 31, 2013) in existence on the Closing Date (collectively, the “Liabilities”).

1.4.  Distribution of Acquiring Fund Shares.  At the Effective Time (or as soon thereafter as is reasonably practicable), each Acquired Fund will distribute the Acquiring Fund Shares received from its corresponding Acquiring Fund pursuant to paragraph 1.1, pro rata to the record holders of the shares of the Acquired Fund determined as of the Effective Time (the “Acquired Fund Shareholders”) in complete liquidation of each Acquired Fund.  Such distribution and liquidation will be accomplished by the transfer of the Acquiring Fund Shares then credited to the account of each Acquired Fund on the books of the corresponding Acquiring Fund to open accounts on the share records of the Acquiring Fund in the names of the Acquired Fund Shareholders.  The aggregate net asset value of the Acquiring Fund Shares to be so credited to the respective Acquired Fund Shareholders shall be equal to the aggregate net asset value of the then outstanding shares of beneficial interest of each respective Acquired Fund (the “Acquired Fund Shares”) owned by Acquired Fund Shareholders at the Effective Time.  All issued and outstanding shares of each Acquired Fund will simultaneously be redeemed and canceled on the books of the Acquired Funds.  The Acquiring Funds shall not issue share certificates representing the Acquiring Fund Shares in connection with such exchange.

1.5.  Recorded Ownership of Acquiring Fund Shares. Ownership of Acquiring Fund Shares will be shown on the books of the Acquiring Funds’ Transfer Agent (as defined in paragraph 3.3).

1.6.  Filing Responsibilities of the Acquired Funds.  Any reporting responsibility of the Acquired Funds, including, but not limited to, the responsibility for filing regulatory reports, tax returns, or other documents with the Securities and Exchange Commission (the “Commission”), any state securities commission, and any Federal, state or local tax authorities or any other relevant regulatory authority, is and shall remain the responsibility of the Acquired Funds up to and including the Closing Date and such later date as the Acquired Funds’ existence is terminated.

2.	VALUATION

2.1.  Net Asset Value of the Acquired Funds.  The net asset value of the Acquired Fund Shares shall be the net asset value computed as of the Valuation Time, after the declaration and payment of any dividends and/or other distributions on that date, using the valuation procedures of the Acquired Funds.

2.2.  Net Asset Value of the Acquiring Funds.  The net asset value of the Acquiring Fund Shares shall be the net asset value computed as of the Valuation Time, after the declaration and payment of any dividends and/or other distributions on that date, using the valuation procedures of the Acquiring Funds.

2.3.  Calculation of Number of Acquiring Fund Shares.  The number of Acquiring Fund Shares to be issued (including fractional shares to the third decimal place, if any) in connection with the Reorganization shall be determined by: dividing the value of the per share net asset value of the Acquired Fund Shares, determined in accordance with the valuation procedures referred to in paragraph 2.1, by the per share net asset value of the corresponding Acquiring Fund Shares, determined in accordance with the valuation procedures referred to in paragraph 2.2.  The parties agree that the intent of this calculation is to ensure that the aggregate net asset value of the Acquiring Fund Shares to be so credited to Acquired Fund Shareholders shall be equal to the aggregate net asset value of the then outstanding shares of beneficial interest of the Acquired Fund Shares owned by Acquired Fund Shareholders at the Effective Time.

2.4.  Determination of Value.  All computations of value hereunder shall be made in accordance with each Fund’s regular practice and the requirements of the Investment Company Act of 1940, as amended (the “1940 Act”), and shall be subject to confirmation by each Fund’s respective independent registered public accounting firm upon reasonable request of the other Fund.  PMP and FundX Investment Trust agree to use all commercially reasonable efforts to resolve prior to the Valuation Time any material pricing differences for prices of portfolio securities of any Acquired Fund which are also held by a corresponding Acquiring Fund.

2.5.  Valuation Time. The Valuation Time shall be the time at which the Funds calculate their net asset values as set forth in their respective prospectuses (normally the close of regular trading on the New York Stock Exchange (“NYSE”)) on the business day immediately preceding the Closing Date (as defined in paragraph 3.1) (the “Valuation Time”).

3.	CLOSING

3.1.  Closing.  The Reorganization, together with related acts necessary to consummate the same (“Closing”), shall occur at the principal office of PMP on or about August 1, 2014, or at such other place and/or on such other date as to which the parties may agree (the “Closing Date”).  All acts taking place at the Closing shall be deemed to take place immediately prior to the opening of business on the Closing Date unless otherwise provided herein (the “Effective Time”).

3.2.  Transfer and Delivery of Assets.  PMP shall direct U.S. Bank National Association (“U.S. Bank”), as custodian for the Acquired Funds, to deliver, at the Closing, a certificate of an authorized officer stating that: (i) the Assets were delivered in proper form to the Acquiring Funds at the Effective Time, and (ii) all necessary taxes in connection with the delivery of the Assets, including all applicable Federal and state stock transfer stamps, if any, have been paid or provision for payment has been made.  Each Acquired Fund’s portfolio securities represented by a certificate or other written instrument shall be presented by U.S. Bank, on behalf of each respective Acquired Fund, to U.S. Bank, as custodian for the corresponding Acquiring Fund.  Such presentation shall be made for examination no later than five (5) business days preceding the Effective Time and shall be transferred and delivered by each Acquired Fund as of the Effective Time for the account of the corresponding Acquiring Fund duly endorsed in proper form for transfer in such condition as to constitute good delivery thereof.  U.S. Bank, on behalf of each of the Acquired Funds, shall deliver to U.S. Bank, as custodian of each corresponding Acquiring Fund, as of the Effective Time by book entry, in accordance with the customary practices of U.S. Bank and of each securities depository, as defined in Rule 17f-4 under the 1940 Act, in which each Acquired Fund’s Assets are deposited, each Acquired Fund’s Assets deposited with such depositories.  The cash to be transferred by each Acquired Fund shall be delivered by wire transfer of Federal funds at the Effective Time.

3.3.  Share Records.  PMP shall direct U.S. Bancorp Fund Services, LLC, in its capacity as transfer agent for each of the Acquired Funds (the “Transfer Agent”), to deliver at the Closing a certificate of an authorized officer stating that its records contain the names and addresses of the Acquired Fund Shareholders and the number and percentage ownership of outstanding Acquired Fund Shares owned by each such Acquired Fund Shareholder immediately prior to the Closing.  Each Acquiring Fund shall issue and deliver to the Secretary of the corresponding Acquired Fund prior to the Effective Time a confirmation evidencing that the appropriate number of Acquiring Fund Shares will be credited to each respective Acquired Fund at the Effective Time, or provide other evidence satisfactory to the Acquired Funds as of the Effective Time that such Acquiring Fund Shares have been credited to each Acquired Fund’s accounts on the books of the corresponding Acquiring Fund.

3.4.  Postponement of Valuation Time.  In the event that at the Valuation Time the NYSE or another primary trading market for portfolio securities of the Acquiring Funds or the Acquired Funds (each, an “Exchange”) shall be closed to trading or trading thereupon shall be restricted, or trading or the reporting of trading on such Exchange or elsewhere shall be disrupted so that, in the mutual judgment of the Boards of Trustees of PMP and the FundX Investment Trust, accurate appraisal of the value of the net assets of the Acquired Funds or the Acquiring Funds, respectively, is impracticable, the Valuation Time shall be postponed until the first business day after the day when trading shall have been fully resumed and reporting shall have been restored.

4.	REPRESENTATIONS AND WARRANTIES

4.1.  Representations and Warranties of the Acquired Funds.  Except as has been fully disclosed to the Acquiring Funds in a written instrument executed by an officer of PMP, PMP represents and warrants to FundX Investment Trust as follows:

    (a)  Each Acquired Fund is a duly established series of PMP, which is a business trust duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, with power under its Declaration of Trust and By-Laws, each as amended from time to time, to own all of its properties and assets and to carry on its business as it is presently conducted.

    (b)  PMP is registered with the Commission as an open-end management investment company under the 1940 Act, and the registration of the Acquired Fund Shares under the Securities Act of 1933, as amended (the “1933 Act”), is in full force and effect.

    (c)  No consent, approval, authorization, or order of any court or governmental authority is required for the consummation by the Acquired Funds of the transactions contemplated herein, except such as have been obtained under the 1933 Act, the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the 1940 Act, and such as may be required under state securities laws.

    (d)  The current prospectus, statement of additional information, shareholder reports, marketing and other related materials of the Acquired Funds and each prospectus and statement of additional information of the Acquired Funds used at all times prior to the date of this Agreement conform or conformed at the time of their use in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations of the Commission thereunder and do not or did not at the time of their use include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading.

    (e)  At the Effective Time, each Acquired Fund will have good and marketable title to the Assets and full right, power, and authority to sell, assign, transfer and deliver such Assets hereunder free of any liens or other encumbrances, and upon delivery and payment for such Assets, each corresponding Acquiring Fund will acquire good and marketable title thereto, subject to no restrictions on the full transfer thereof other than such restrictions as might arise under the 1933 Act.

    (f)  PMP is not engaged currently, and the execution, delivery and performance of this Agreement will not result, in: (i) a violation of federal securities laws (including the 1940 Act) or of Massachusetts law or a material violation of its Declaration of Trust and By-Laws, or of any agreement, indenture, instrument, contract, lease or other undertaking to which any Acquired Fund is a party or by which it is bound, or (ii) the acceleration of any obligation, or the imposition of any penalty, under any agreement, indenture, instrument, contract, lease, judgment or decree to which any Acquired Fund is a party or by which it is bound.

    (g)  All material contracts or other commitments of each Acquired Fund (other than this Agreement and certain investment contracts, including options, futures, forward contracts and other similar instruments) will terminate without liability or obligation to each such Acquired Fund on or prior to the Effective Time.

    (h)  Except as otherwise disclosed to and accepted by the Acquiring Funds in writing, no litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending or, to its knowledge, threatened against any Acquired Funds or any of its properties or assets that, if adversely determined, would materially and adversely affect its financial condition or the conduct of its business. The Acquired Funds know of no facts which might form the basis for the institution of such proceedings and are not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body that materially and adversely affects their business or their ability to consummate the transactions herein contemplated.

    (i)  The Statements of Assets and Liabilities, Statements of Operations and Changes in Net Assets, and Schedules of Investments of the Acquired Funds at September 30, 2013 have been audited by Tait, Weller & Baker LLP, independent registered public accounting firm, and are in accordance with accounting principles generally accepted in the United States of America (“GAAP”) consistently applied, and such statements (copies of which have been furnished to the Acquiring Fund) present fairly, in all material respects, the financial condition of the Acquired Fund as of such date in accordance with GAAP, and there are no known contingent liabilities of the Acquired Fund required to be reflected on a balance sheet (including the notes thereto) in accordance with GAAP as of such date not disclosed therein.

    (j)  Since September 30, 2013, there has not been any material adverse change in any Acquired Fund’s financial condition, assets, liabilities or business, other than changes occurring in the ordinary course of business, or any incurrence by any Acquired Fund of indebtedness maturing more than one year from the date such indebtedness was incurred, except as otherwise disclosed to and accepted by the Acquiring Funds in writing.  For the purposes of this subparagraph (j), a decline in net asset value per share of Acquired Fund Shares due to declines in market values of securities held by an Acquired Fund, the discharge of an Acquired Fund’s liabilities, or the redemption of an Acquired Fund’s shares by shareholders of the Acquired Fund shall not constitute a material adverse change.

    (k)  At the Effective Time, all Federal and other tax returns, dividend reporting forms, and other tax-related reports of each Acquired Fund required by law to have been filed by such date (including any extensions, if any) shall have been filed and are or will be correct in all material respects, and all Federal and other taxes shown as due or required to be shown as due on said returns and reports shall have been paid or provision shall have been made for the payment thereof and no such return is currently under audit and no assessment has been asserted with respect to such returns.

    (l)  At the end of their first taxable year since the commencement of operations, each Acquired Fund properly elected to be treated as a “regulated investment company” under Subchapter M of the Code.  Each Acquired Fund has met the requirements of Subchapter M of the Code for qualification and treatment as a regulated investment company within the meaning of Section 851 et seq. of the Code in respect of each taxable year since its commencement of operations, and will continue to meet such requirements at all times through the Closing Date.  None of the Acquired Funds has at any time since its inception been liable for, nor is any now liable for, any material income or excise tax pursuant to Sections 852 or 4982 of the Code.  There is no other material tax liability (including, any foreign, state, or local tax liability) except as set forth and accrued on each Acquired Fund’s books. The Acquired Funds have no earnings or profits accumulated with respect to any taxable year in which the provisions of Subchapter M of the Code did not apply.  The Acquired Funds will not be subject to corporate-level taxation on the sale of any assets currently held by it as a result of the application of Section 337(d) of the Code and the regulations thereunder.  All dividends paid by the Acquired Funds at any time prior to the Closing Date shall have been deductible pursuant to the dividends paid deduction under Section 562 of the Code.  Each Acquired Fund is in compliance in all material respects with applicable regulations of the Internal Revenue Service pertaining to the reporting of dividends and other distributions on and redemptions of its shares of beneficial interest and has withheld in respect of dividends and other distributions and paid to the proper taxing authorities all material taxes required to be withheld, and to the best of our knowledge, there exist no circumstances or basis for penalties to be asserted in a material amount.

    (m)  All of the issued and outstanding shares of the Acquired Funds will, at the Effective Time, be held by the persons and in the amounts set forth in the records of the Transfer Agent, on behalf of each Acquired Fund, as provided in paragraph 3.3.  The Acquired Funds do not have outstanding any options, warrants or other rights to subscribe for or purchase any of the shares of the Acquired Fund, nor is there outstanding any security convertible into any Acquired Fund’s shares.

    (n)  The execution, delivery and performance of this Agreement will have been duly authorized prior to the Effective Time by all necessary action, if any, on the part of the Trustees of PMP, on behalf of each Acquired Fund, and, subject to the approval of the shareholders of each respective Acquired Fund, this Agreement will constitute a valid and binding obligation of the Acquired Funds, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights and to general equity principles.

    (o)  The Proxy Statement (as defined in paragraph 5.6), insofar as it relates to any Acquired Fund, will, at the Effective Time: (i) not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements were made, not materially misleading, and (ii) comply in all material respects with the provisions of the 1933 Act, the 1934 Act, and the 1940 Act and the rules and regulations thereunder; provided, however, that the representations and warranties of this subparagraph (o) shall not apply to statements in or omissions from the Proxy Statement made in reliance upon and in conformity with information that was furnished by the Acquiring Funds for use therein.

4.2.  Representations and Warranties of the Acquiring Funds.  Except as has been fully disclosed to the Acquired Funds in a written instrument executed by an officer of the FundX Investment Trust, FundX Investment Trust represents and warrants to PMP as follows:

    (a)  Each Acquiring Fund is a duly established series of the FundX Investment Trust, which is a statutory trust duly organized, validly existing, and in good standing under the laws of the State of Delaware with power under its Declaration of Trust and By-Laws, to own all of its properties and assets and to carry on its business as it is presently conducted.

    (b)  At the Effective Time, the FundX Investment Trust will be registered with the Commission as an open-end management investment company under the 1940 Act, and the registration of the Acquiring Fund Shares under the 1933 Act will be in full force and effect.

    (c)  No consent, approval, authorization, or order of any court or governmental authority is required for the consummation by the Acquiring Funds of the transactions contemplated herein, except such as have been obtained under the 1933 Act, the 1934 Act and the 1940 Act and such as may be required under state securities laws.

    (d)  The current prospectuses, statement of additional information, shareholder reports, marketing and other related materials of the Acquiring Funds and each prospectus and statement of additional information of the Acquiring Funds used at all times prior to the date of this Agreement conform or conformed at the time of their use in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations of the Commission thereunder and do not or did not at the time of their use include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading.

    (e)  The FundX Investment Trust is not engaged currently, and the execution, delivery and performance of this Agreement will not result, in: (i) a violation of federal securities laws (including the 1940 Act) or of Delaware law or a material violation of the FundX Investment Trust’s Declaration of Trust and By-Laws or of any agreement, indenture, instrument, contract, lease or other undertaking to which any Acquiring Fund is a party or by which it is bound, or (ii) the acceleration of any obligation, or the imposition of any penalty, under any agreement, indenture, instrument, contract, lease, judgment or decree to which any Acquiring Fund is a party or by which it is bound.

    (f)  Except as otherwise disclosed to and accepted by the Acquired Funds in writing, no litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending or, to each Acquiring Fund’s knowledge, threatened against an Acquiring Fund, or any Acquiring Fund’s properties or assets that, if adversely determined, would materially and adversely affect an Acquiring Fund’s financial condition or the conduct of its business.  The Acquiring Funds know of no facts which might form the basis for the institution of such proceedings and are not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body that materially and adversely affects their business or their ability to consummate the transactions herein contemplated.

    (g)  Prior to the Effective Time, none of the Acquiring Funds will have carried on any business activity and none will have any assets or liabilities.

    (h)  At the Effective Time, all issued and outstanding shares of each Acquiring Fund will be duly and validly issued and outstanding, fully paid and non-assessable by the FundX Investment Trust and will be offered and sold in compliance in all material respects with applicable registration requirements of the 1933 Act and state securities laws.  No Acquiring Fund has outstanding any options, warrants or other rights to subscribe for or purchase any Acquiring Fund Shares, nor is there outstanding any security convertible into any Acquiring Fund Shares.

    (i)  Each Acquiring Fund will meet the requirements of Subchapter M of the Code for qualification as a regulated investment company, will elect to be treated as such, and will compute its federal income tax under Section 852 of the Code for the period beginning on the Closing Date.

    (j)  The execution, delivery and performance of this Agreement will have been duly authorized prior to the Effective Time by all necessary action, if any, on the part of the Trustees of the FundX Investment Trust, on behalf of the Acquiring Fund, and this Agreement will constitute a valid and binding obligation of the Acquiring Fund, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights and to general equity principles.

    (k)  The Acquiring Fund Shares to be issued and delivered to the Acquired Fund, for the account of the Acquired Fund Shareholders, pursuant to the terms of this Agreement, will at the Effective Time have been duly authorized and, when so issued and delivered, will be duly and validly issued Acquiring Fund Shares, will be fully paid and non-assessable by the FundX Investment Trust and will have been issued in every jurisdiction in compliance in all material respects with applicable registration requirements and applicable securities laws.  The Acquiring Fund does not have outstanding any options, warrants or other rights to subscribe for or purchase any of the shares of the Acquiring Fund, nor is there outstanding any security convertible into any of the Acquiring Fund’s shares.

    (l)  The Proxy Statement, insofar as it relates to any Acquiring Fund and the Acquiring Fund Shares, will, at the Effective Time: (i) not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements were made, not materially misleading, and (ii) comply in all material respects with the provisions of the 1933 Act, the 1934 Act, and the 1940 Act and the rules and regulations thereunder; provided, however, that the representations and warranties of this subparagraph (l) shall not apply to statements in or omissions from the Proxy Statement made in reliance upon and in conformity with information that was furnished by the Acquired Funds for use therein.

5.	COVENANTS AND AGREEMENTS

5.1.  Conduct of Business.  Each Acquired Fund will operate its business in the ordinary course consistent with prior practice between the date hereof and the Effective Time, it being understood that such ordinary course of business will include the declaration and payment of customary dividends and distributions, and any other distribution that may be advisable.

5.2.  No Distribution of Acquiring Fund Shares.  Each Acquired Fund covenants that the Acquiring Fund Shares to be issued hereunder are not being acquired for the purpose of making any distribution thereof, other than in accordance with the terms of this Agreement.

5.3.  Information.  Each Acquired Fund will assist the Acquiring Funds in obtaining such information as the Acquiring Funds reasonably request concerning the beneficial ownership of the Acquired Fund Shares.

5.4.  Other Necessary Action.  Subject to the provisions of this Agreement, the Acquiring Funds and the Acquired Funds will each take, or cause to be taken, all action, and do or cause to be done all things, reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

5.5.  Shareholder Meeting.  Each Acquired Fund will call a meeting of its shareholders to consider and act upon this Agreement and to take such other action under applicable federal and state law to obtain approval of the transactions contemplated herein.

5.6.  Proxy Statement.  In connection with the shareholder meetings referred to in paragraph 5.5 above, each Acquired Fund will provide the Acquiring Funds with information regarding the Acquired Funds, and the Acquiring Funds will provide the Acquired Funds with information regarding the Acquiring Funds, reasonably necessary for the preparation of a Proxy Statement on Schedule 14A (the “Proxy Statement”), in compliance with the 1933 Act, the 1934 Act and the 1940 Act.

5.7.  Liquidating Distribution.  As soon as is reasonably practicable after the Closing, each Acquired Fund will make a liquidating distribution to its respective shareholders consisting of the Acquiring Fund Shares received at the Closing.

5.8.  Best Efforts.  The Acquiring Funds and the Acquired Funds shall each use their reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent set forth in Article 6 to effect the transactions contemplated by this Agreement as promptly as practicable.

5.9.  Other Instruments.  The Acquired Funds and the Acquiring Funds, each covenant that they will, from time to time, execute and deliver or cause to be executed and delivered all such assignments and other instruments, and will take or cause to be taken such further action as the other party may reasonably deem necessary or desirable in order to vest in and confirm: (a) to the Acquired Funds, title to and possession of the Acquiring Fund Shares to be delivered hereunder, and (b) to the Acquiring Funds, title to and possession of all the Assets and otherwise to carry out the intent and purpose of this Agreement.

5.10.  Regulatory Approvals.  The Acquiring Funds will use all reasonable efforts to obtain the approvals and authorizations required by the 1933 Act, the 1940 Act and such of the state blue sky or securities laws as may be necessary in order to continue their operations after the Effective Time.

6.	CONDITIONS PRECEDENT

6.1.  Conditions Precedent to Obligations of the Acquired Funds.  The obligations of the Acquired Funds, to consummate the transactions provided for herein shall be subject, at PMP’s election, to the following conditions:

(a)  All representations and warranties of the Acquiring Funds contained in this Agreement shall be true and correct in all material respects as of the date hereof and, except as they may be affected by the transactions contemplated by this Agreement, as of the Effective Time, with the same force and effect as if made on and as of the Effective Time.

(b)  FundX Investment Trust shall have delivered to the Acquired Funds a certificate executed in the name of FundX Investment Trust by its President or Vice President and its Treasurer or Assistant Treasurer, in a form reasonably satisfactory to PMP, and dated as of the Effective Time, to the effect that the representations and warranties of the FundX Investment Trust, on behalf of each of the Acquiring Funds, made in this Agreement are true and correct at and as of the Effective Time, except as they may be affected by the transactions contemplated by this Agreement, and as to such other matters as PMP shall reasonably request.

(c)  The Acquiring Funds shall have performed all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by the Acquiring Funds, on or before the Effective Time.

(d)  The Acquired Funds and the Acquiring Funds shall have agreed on the number of full and fractional Acquiring Fund Shares to be issued in connection with the Reorganization after such number has been calculated in accordance with paragraph 2.3.

(e)  PMP, on behalf of the Acquired Funds, shall have received on the Closing Date the opinion of Cravath and Associates, LLC, counsel to the FundX Investment Trust (which may reasonably rely as to matters governed by the laws of the State of Delaware on an opinion of Delaware counsel) (each such opinion may reasonably rely on certificates of officers or Trustees of the FundX Investment Trust) dated as of the Closing Date, covering the following points:

    (i)  The FundX Investment Trust is a statutory trust duly organized, validly existing and in good standing under the laws of the State of Delaware and has the power to own all of the Acquiring Funds’ properties and assets and to carry on its business, including that of each Acquiring Fund, as a registered investment company, and each Acquiring Fund has all necessary federal, state and local authorizations to carry on its business as now being conducted;

    (ii)  The Agreement has been duly authorized, executed and delivered by the FundX Investment Trust on behalf of each Acquiring Fund and, assuming due authorization, execution and delivery of the Agreement by PMP, is a valid and binding obligation of the FundX Investment Trust on behalf of each Acquiring Fund enforceable against the FundX Investment Trust in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and to general equity principles;

    (iii)  The Acquiring Fund Shares to be issued to the Acquired Fund Shareholders as provided by this Agreement are duly authorized, upon such delivery will be validly issued and outstanding, and are fully paid and non-assessable by the FundX Investment Trust, and no shareholder of an Acquiring Fund has any preemptive rights to subscription or purchase in respect thereof;

    (iv)  The execution and delivery of the Agreement did not, and the consummation of the transactions contemplated hereby will not, result in a material violation of the FundX Investment Trust’s Declaration of Trust or By-Laws or any provision of any agreement (known to such counsel) to which the FundX Investment Trust is a party or by which it is bound or, to the knowledge of such counsel, result in the acceleration of any obligation or the imposition of any penalty under any agreement, judgment or decree to which the FundX Investment Trust is a party or by which it is bound;

    (v)  To the knowledge of such counsel, no consent, approval, authorization or order of any court or governmental authority of the United States or the State of Delaware is required to be obtained by the FundX Investment Trust in order to consummate the transactions contemplated herein, except such as have been obtained under the 1933 Act, the 1934 Act and the 1940 Act (it being understood that counsel has made no independent investigation or analysis with respect to state securities laws and is not opining on such laws);

    (vi)  The FundX Investment Trust is a registered investment company classified as a management company of the open-end type with respect to each series of shares it offers, including those of each Acquiring Fund, under the 1940 Act; its registration with the Commission as an investment company under the 1940 Act is in full force and effect; and each Acquiring Fund is a separate series of the FundX Investment Trust duly constituted in accordance with the applicable provisions of the 1940 Act and the Declaration of Trust and By-Laws of the FundX Investment Trust and applicable law; and

    (vii)  To the knowledge of such counsel, no litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending or threatened as to the FundX Investment Trust or any Acquiring Fund or any of their respective properties or assets and neither the FundX Investment Trust nor any Acquiring Fund is a party to or subject to the provisions of any order, decree or judgment of any court or governmental body which materially and adversely affects its business.

6.2.  Conditions Precedent to Obligations of the Acquiring Funds. The obligations of the Acquiring Funds to complete the transactions provided for herein shall be subject, at the FundX Investment Trust’s election, to the following conditions:

    (a)  All representations and warranties of the Acquired Funds contained in this Agreement shall be true and correct in all material respects as of the date hereof and, except as they may be affected by the transactions contemplated by this Agreement, as of the Effective Time, with the same force and effect as if made on and as of the Effective Time.

    (b)  PMP shall have delivered to the Acquiring Funds a statement of each Acquired Fund’s Assets and Liabilities, as of the Effective Time, which is prepared in accordance with GAAP and certified by the Treasurer of PMP.

    (c)  PMP shall have delivered to the Acquiring Funds a certificate executed in the name of PMP by its President or Vice President and its Treasurer or Assistant Treasurer, in a form reasonably satisfactory to the Acquiring Funds and dated as of the Effective Time, to the effect that the representations and warranties of the Acquired Funds, made in this Agreement are true and correct at and as of the Effective Time, except as they may be affected by the transactions contemplated by this Agreement, and as to such other matters as the FundX Investment Trust shall reasonably request.

    (d)  The Acquired Funds shall have performed all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by the Acquired Funds, on or before the Effective Time.

    (e)  The Acquired Funds and the Acquiring Funds shall have agreed on the number of full and fractional Acquiring Fund Shares to be issued in connection with the Reorganization after such number has been calculated in accordance with paragraph 2.3.

    (f)  FundX Investment Trust, on behalf of the Acquiring Funds, shall have received on the Closing Date the opinion of Paul Hastings LLP, counsel to PMP (or local Massachusetts counsel with respect to matters governed by the laws of the Commonwealth of Massachusetts) (each such opinion may reasonably rely on certificates of officers or Trustees of PMP) dated as of the Closing Date, covering the following points:

       (i)  PMP Trust is a business trust duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has the power to own all of the Acquired Funds’ properties and assets, and to carry on its business, including that of the Acquired Funds, as presently conducted;

       (ii)  The Agreement has been duly authorized, executed and delivered by PMP, on behalf of the Acquired Funds, and, assuming due authorization, execution and delivery of the Agreement by FundX Investment Trust, on behalf of the Acquiring Funds, is a valid and binding obligation of the PMP, on behalf of the Acquired Funds, enforceable against PMP in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and to general equity principles;

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       (iii)  The execution and delivery of the Agreement did not, and the consummation of the transactions contemplated hereby will not, result in a material violation of PMP’s Declaration of Trust or its By-Laws or any provision of any agreement (known to such counsel) to which PMP is a party or by which it is bound or, to the knowledge of such counsel, result in the acceleration of any obligation or the imposition of any penalty under any agreement not disclosed to FundX Investment Trust, judgment or decree to which PMP is a party or by which it is bound;

       (iv)  To the knowledge of such counsel, no consent, approval, authorization or order of any court or governmental authority of the United States or the Commonwealth of Massachusetts is required to be obtained by PMP in order to consummate the transactions contemplated herein, except such as have been obtained under the 1933 Act, the 1934 Act and the 1940 Act (it being understood that counsel has made no independent investigation or analysis with respect to state securities laws and is not opining on such laws);

       (v)  PMP is a registered investment company classified as a management company of the open-end type with respect to each series of shares it offers, including those of the Acquired Funds, under the 1940 Act and its registration with the Commission as an investment company under the 1940 Act is in full force and effect;

       (vi)  The outstanding shares of the Acquired Funds are registered under the 1933 Act, and such registration is in full force and effect; and

       (vii)  To the knowledge of such counsel, no litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending or threatened as to PMP or any Acquired Fund or any of their respective properties or assets, and neither PMP nor any Acquired Fund is a party to or subject to the provisions of any order, decree or judgment of any court or governmental body which materially and adversely affects its business.

6.3. Other Conditions Precedent.  If any of the conditions set forth in this paragraph 6.3 have not been satisfied on or before the Effective Time, the Acquired Funds or the Acquiring Funds shall, at their option, not be required to consummate the transactions contemplated by this Agreement.

(a)  The Agreement and the transactions contemplated herein shall have been approved by: (i) the Board of Trustees of PMP and (ii) the shareholders of each Acquired Fund, and certified copies of the resolutions evidencing such approvals shall have been delivered to the Acquiring Funds.  Notwithstanding anything herein to the contrary, neither PMP, on behalf of the Acquired Funds, nor the FundX Investment Trust on behalf of the Acquiring Funds, respectively, may waive the conditions set forth in this paragraph 6.3(a).

(b)  At the Effective Time, no action, suit or other proceeding shall be pending or, to the knowledge of PMP, threatened before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with, this Agreement or the transactions contemplated herein.

(c)  All consents of other parties and all other consents, orders and permits of Federal, state and local regulatory authorities deemed necessary by the parties to permit consummation, in all material respects, of the transactions contemplated hereby shall have been obtained, except where failure to obtain any such consent, order or permit would not involve a risk of a material adverse effect on the assets or properties of the Acquiring Funds or the Acquired Funds, provided that either party hereto may for itself waive any of such conditions.

(d)  PMP and the FundX Investment Trust shall have received an opinion of the Law Offices of Robert M. Elwood as to federal income tax matters substantially to the effect that, based on the facts, representations, assumptions stated therein and conditioned on consummation of the Reorganization in accordance with this Agreement, for federal income tax purposes:

    (i)  The transfer by each Acquired Fund of all of its assets to the corresponding Acquiring Fund in exchange for Acquiring Fund Shares, and the distribution of such shares to the Acquired Fund Shareholders, as provided in this Agreement, will constitute a reorganization within the meaning of Section 368(a)(1) of the Code, and both the Acquired Fund and the Acquiring Fund will each be a party to a reorganization within the meaning of such Code Section;

    (ii)  No gain or loss will be recognized by an Acquired Fund as a result of such transactions except with respect to certain contracts described in Section 1256(b) of the Code and stock in passive foreign investment companies, as defined in Section 1297(a) of the Code;

    (iii)  No gain or loss will be recognized by an Acquiring Fund as a result of such transactions;

    (iv)  No gain or loss will be recognized by the shareholders of any Acquired Fund upon the distribution to them by the FundX Investment Trust of the Acquiring Fund Shares in exchange for their shares of the Acquired Funds;

    (v)  The basis of the Acquiring Fund Shares received by each shareholder of an Acquired Fund will be the same as the basis of the shareholder's Acquired Fund shares immediately prior to such transactions;

    (vi)  The basis of the Acquired Fund Assets received by an Acquiring Fund will be the same as the basis of such assets in the hands of the Acquired Fund immediately prior to such transactions;

    (vii)  A shareholder's holding period for the Acquiring Fund Shares will be determined by including the period for which the shareholder held the shares of the Acquired Fund exchanged therefor, provided that the shareholder held such shares of the Acquired Fund as a capital asset; and

    (viii)  The holding period of the Acquiring Fund with respect to the Acquired Fund Assets will include the period for which such Acquired Fund Assets were held by the Acquired Fund, provided that the Acquired Fund held such Acquired Fund Assets as capital assets; and

    (ix)  The Acquiring Fund will succeed to and take into account the items of the Acquired Fund described in Section 381(c) of the Code subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the regulations thereunder.

No opinion will be expressed as to the effect of the Reorganization on: (i) any Acquired Fund or any Acquiring Fund with respect to any asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting and (ii) any Acquired Fund or Acquiring Fund shareholder that is required to recognize unrealized gains and losses for federal income tax purposes under a mark-to-market system of accounting.

Such opinion shall be based on customary assumptions, limitations and such representations as the Law Offices of Robert M. Elwood may reasonably request, and the Acquired Funds and Acquiring Funds will cooperate to make and certify the accuracy of such representations.  Such opinion may contain such assumptions and limitations as shall be in the opinion of such counsel appropriate to render the opinions expressed therein.  Notwithstanding anything herein to the contrary, neither party may waive the condition set forth in this paragraph 6.3(d).

6.4.  U.S. Bank shall have delivered such certificates or other documents as set forth in paragraph 3.2.

6.5.  The Transfer Agent shall have delivered a certificate of its authorized officer as set forth in paragraph 3.3.

6.6.  The Acquiring Funds shall have issued and delivered to the Secretary of the Acquired Funds the confirmation as set forth in paragraph 3.3.

6.7.  Each party shall have delivered to the other such bills of sale, checks, assignments, receipts or other documents as reasonably requested by such other party or its counsel.

7.	INDEMNIFICATION

7.1.  Indemnification by the Acquiring Funds.  The FundX Investment Trust, solely out of each respective Acquiring Fund’s assets and property, agrees to indemnify and hold harmless the Acquired Funds, and their trustees, officers, employees and agents (the “PMP Acquired Fund Indemnified Parties”) from and against any and all losses, claims, damages, liabilities or expenses (including, without limitation, the payment of reasonable legal fees and reasonable costs of investigation) to which the PMP Acquired Fund Indemnified Parties may become subject, insofar as such loss, claim, damage, liability or expense (or actions with respect thereto) arises out of or is based on: (a) any breach by an Acquiring Fund of any of its representations, warranties, covenants or agreements set forth in this Agreement or (b) any act, error, omission, neglect, misstatement, materially misleading statement, breach of duty or other act wrongfully done or attempted to be committed by an Acquiring Fund or the Acquiring Fund’s trustees, officers, employees or agents prior to the Closing Date, provided that this indemnification shall not apply to the extent such loss, claim, damage, liability or expense (or actions with respect thereto) shall be due to any negligent, intentional or fraudulent act, omission or error of an Acquired Fund or its respective trustees, officers, employees or agents.

7.2.  Indemnification by the Acquired Funds.  PMP, solely out of each respective Acquired Fund’s assets and property, agrees to indemnify and hold harmless the Acquiring Funds, and their trustees, officers, employees and agents (the “FundX Investment Trust Acquiring Fund Indemnified Parties”) from and against any and all losses, claims, damages, liabilities or expenses (including, without limitation, the payment of reasonable legal fees and reasonable costs of investigation) to which the FundX Investment Trust Acquiring Fund Indemnified Parties may become subject, insofar as such loss, claim, damage, liability or expense (or actions with respect thereto) arises out of or is based on: (a) any breach by an Acquired Fund of any of its representations, warranties, covenants or agreements set forth in this Agreement or (b) any act, error, omission, neglect, misstatement, materially misleading statement, breach of duty or other act wrongfully done or attempted to be committed by an Acquired Fund or the Acquired Fund’s trustees, officers, employees or agents prior to the Closing Date, provided that this indemnification shall not apply to the extent such loss, claim, damage, liability or expense (or actions with respect thereto) shall be due to any negligent, intentional or fraudulent act, omission or error of an Acquiring Fund or its respective trustees, officers, employees or agents.

7.3.  Liability of PMP.  The parties understand and agree that the obligations of any of the Acquired Funds under this Agreement shall not be binding upon any trustee, shareholder, nominee, officer, agent or employee of PMP personally, but bind only the subject Acquired Fund’s property.  Moreover, no series of PMP other than the subject Acquired Fund shall be responsible for the obligations of PMP hereunder, and all persons shall look only to the assets of such subject Acquired Fund to satisfy the obligations of any such Acquired Fund hereunder.  The parties represent that they each have notice of the provisions of the Declaration of Trust of PMP disclaiming such trustee, shareholder, nominee, officer, agent or employee liability for acts or obligations of an Acquired Fund.

8.	BROKERAGE FEES AND EXPENSES

8.1.  No Broker or Finder Fees.  The Acquiring Funds and the Acquired Funds represent and warrant to each other that there are no brokers or finders entitled to receive any payments in connection with the transactions provided for herein,

8.2.  Expenses of Reorganization.  The expenses relating to the proposed Reorganization, whether or not consummated, will be borne by FundX Investment Group.  The costs of the Reorganization shall include, but not be limited to: (1) costs associated with obtaining any necessary order of exemption from the 1940 Act, preparing, printing and distributing the Proxy Statement and prospectus supplements of the Acquired Funds relating to the Reorganization, expenses of holding the shareholder meeting with respect to the Acquired Funds, and winding down the operations and terminating the existence of the Acquired Funds; (2) legal fees of counsel to each of the Acquired Funds and Acquiring Funds, including those incurred in connection with the preparation of legal opinions, and accounting fees with respect to the Reorganization and the Proxy Statement; and (3) all necessary taxes in connection with the delivery of the Assets, including all applicable federal and state stock transfer stamps.  Notwithstanding any of the foregoing, expenses will in any event be paid by the party directly incurring such expenses if and to the extent that the payment by another person of such expenses would result in the disqualification of such party as a “regulated investment company” within the meaning of Section 851 of the Code.

9.	AMENDMENTS AND TERMINATION

9.1.  Amendments.  This Agreement may be amended, modified or supplemented in such manner as may be deemed necessary or advisable by the authorized officers of either party, on behalf of either the Acquired Funds or the Acquiring Funds, respectively; provided, however, that following a meeting of the shareholders of the Acquired Funds called by the Board of Trustees of PMP pursuant to paragraph 5.5 of this Agreement, no such amendment may have the effect of changing the provisions for determining the number of Acquiring Fund Shares to be issued to the Acquired Fund Shareholders under this Agreement to the detriment of such shareholders without the Board of Trustees’ and shareholders’ further approval.

9.2.  Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned by either party, at any time prior to the Effective Time, if circumstances should develop that, in the opinion of the Board of Trustees of either party, make proceeding with the Agreement inadvisable.

10.	NOTICES

Any notice, report, statement or demand required or permitted by any provisions of this Agreement shall be in writing and shall be given by facsimile, electronic delivery (i.e., e-mail) personal service or prepaid or certified mail addressed as follows:

If to PMP:

Professionally Managed Portfolios
2020 E. Financial Way, Suite 100
Glendora, California 91741
Attention: Elaine Richards, Esq.

With copies (which shall not constitute notice) to:

Paul Hastings LLP
Park Avenue Tower - 75 E. 55th Street
New York, New York 10022
Attention: Domenick Pugliese, Esq.

If to the FundX Investment Trust:

FundX Investment Trust
235 Montgomery St., Ste. 1049
San Francisco, CA 94104
Attention: Jason Browne

With copies (which shall not constitute notice) to:

Cravath and Associates, LLC
19809 Shady Brook Way,
Gaithersburg, MD 20879

Attention: Steven G. Cravath, Esq.

11.	MISCELLANEOUS

11.1.  Entire Agreement.  The parties agree that neither party has made any representation, warranty or covenant not set forth herein, and that this Agreement constitutes the entire agreement between the parties.

11.2.  Survival.  The representations, warranties and covenants contained in this Agreement or in any document delivered pursuant hereto or in connection herewith, and the obligations with respect to indemnification of the Acquired Fund and Acquiring Fund contained in paragraphs 7.1 and 7.2, shall survive the Closing.

11.3.  Headings.  The Article and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.4.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to its principles of conflicts of laws.

11.5.  Assignment.  This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, but no assignment or transfer hereof or of any rights or obligations hereunder shall be made by any party without the written consent of the other party. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm or corporation, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

11.6.  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all taken together shall constitute one agreement.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.

FUNDX INVESTMENT TRUST on behalf of the Acquiring Funds listed on Schedule A	PROFESSIONALLY MANAGED PORTFOLIOS on behalf of the Acquired Funds listed on Schedule A

By: ______________________________________	By: ______________________________________
Name:____________________________________	Name:____________________________________
Title:_____________________________________	Title:_____________________________________

FUNDX INVESTMENT GROUP (Solely for purposes of Paragraph 8.2)

By: ___________________________________
Name: _________________________________
Title: __________________________________

SCHEDULE A

THE ACQUIRED FUNDS (each Acquired Fund is a series of Professionally Managed Portfolios)	THE ACQUIRING FUNDS (each Acquiring Fund is a series of FundX Investment Trust)
FundX Upgrader Fund – FUNDX	FundX Upgrader Fund – FUNDX
FundX Flexible Income Fund – INCMX	FundX Flexible Income Fund – INCMX
FundX Conservative Upgrader Fund – RELAX	FundX Conservative Upgrader Fund – RELAX
FundX Aggressive Upgrader Fund – HOTFX	FundX Aggressive Upgrader Fund – HOTFX
FundX Tactical Upgrader Fund – TACTX	FundX Tactical Upgrader Fund – TACTX
FundX Tactical Total Return Fund – TOTLX	FundX Tactical Total Return Fund – TOTLX